                                                                     Exhibit 2.1














                     CONTRIBUTION AND DISTRIBUTION AGREEMENT

                                     between

                            BLUESTONE SOFTWARE, INC.

                                       and

                           BLUESTONE CONSULTING, INC.

                              Dated April 17, 1997

                                TABLE OF CONTENTS

ARTICLE I

DEFINITIONS.......................................................................................................2
         1.1  Definitions.........................................................................................2

ARTICLE II

THE REORGANIZATION................................................................................................6
         2.1  Transfer of Contributed Assets......................................................................6
         2.2  Assumption of Liabilities...........................................................................6
         2.3  Retained Liabilities................................................................................6
         2.4  Dispute Resolution..................................................................................6
         2.5  Issuance of Services Common Stock...................................................................7
         2.6  Nonassignable Contracts.............................................................................7
         2.7  Closing Balance Sheet; Opening Balance Sheet........................................................7

ARTICLE III

THE DISTRIBUTION..................................................................................................8
         3.1  Distribution of Contribution Shares.................................................................8

ARTICLE IV

OTHER AGREEMENTS..................................................................................................8
         4.1  Mark Baiada Convertible Note........................................................................8
         4.2  Replication of Stock Option Plan....................................................................8
         4.3  Transfer of Employees...............................................................................9
         4.4  Intercompany Services...............................................................................9
         4.5  Intellectual Property...............................................................................9
         4.6  Customer and Prospect Database......................................................................9
         4.7  Shareholder Notes...................................................................................9
         4.8  Intercompany Notes..................................................................................9
         4.9  PNC Debt...........................................................................................10

ARTICLE V

CLOSING..........................................................................................................10
         5.1  Closing............................................................................................10
         5.2  Deliveries and Proceedings at Closing..............................................................10

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SERVICES COMPANY...........................................................11
         6.1  February Balance Sheet.............................................................................11

ARTICLE VII

INDEMNIFICATION..................................................................................................12
         7.1  Indemnification....................................................................................12
         7.2  Third Party Claim Indemnification Procedures.......................................................12
         7.3  Remedies Cumulative................................................................................14

ARTICLE VIII

TAX AND EXPENSE MATTERS..........................................................................................14
         8.1  Certain Taxes and Expenses.........................................................................14
         8.2  Tax Returns and Other Filings......................................................................14
         8.3  Tax Allocations....................................................................................14
         8.4  Representations, Warranties and Covenants..........................................................14
         8.5  Failure to Qualify.................................................................................15

ARTICLE IX

ADDITIONAL MATTERS...............................................................................................15
         9.1  Access to Information..............................................................................15

ARTICLE X

MISCELLANEOUS....................................................................................................16
         10.1  Construction......................................................................................16
         10.2  Notices...........................................................................................16
         10.3  Successors and Assigns............................................................................16
         10.4  Governing Law; Jurisdiction.......................................................................17
         10.5  Entire Agreement..................................................................................17
         10.6  Further Assurances................................................................................17
         10.7  Amendment and Waiver..............................................................................17
         10.8  Counterparts......................................................................................17
         10.9  Headings..........................................................................................17

                                      -ii-

                         TABLE OF EXHIBITS AND SCHEDULES

Exhibit 4.4                -        Intercompany Services Agreement
Exhibit 4.5(i)             -        Intellectual Property Assignment
Exhibit 4.5(ii)            -        Service Mark Licence Agreement
Exhibit 5.2(a)(i)          -        Bill of Sale
Exhibit 5.2(b)(iii)        -        Assumption Agreement
Exhibit 8.2                -        Tax Allocation Agreement

Schedule 1.1(a)            -        Contributed Assets
Schedule 1.1(b)            -        Retained Assets
Schedule 2.1               -        Permitted Encumbrances
Schedule 2.2               -        Assumed Liabilities
Schedule 2.3               -        Retained Liabilities
Schedule 2.6               -        Nonassignable Contracts

                     CONTRIBUTION AND DISTRIBUTION AGREEMENT

                  THIS CONTRIBUTION AND DISTRIBUTION AGREEMENT (this "Agreement") dated April 17, 1997, is made by and between BLUESTONE SOFTWARE, INC., a Delaware corporation (the "Products Company"), and BLUESTONE CONSULTING, INC., a Delaware corporation (the "Services Company"). Capitalized terms shall have the meanings set forth in Article I hereof unless otherwise defined in a particular Section in which they are used.

                                   BACKGROUND

                  A. The Prior Corporation was formed as a New Jersey corporation, all of the issued and outstanding stock of which was owned by the Shareholder. For the sole purpose of enabling the Prior Corporation to change its state of incorporation, the Products Company was formed as a Delaware corporation and, on March 25, 1997, the Prior Corporation merged with and into the Products Company, with the Products Company as the surviving corporation. All of the issued and outstanding common stock of the Products Company is owned by the Shareholder.

                  B. In order to enable the Products Company to obtain venture capital financing and as a condition thereof, the Board of Directors of the Products Company has determined to transfer or cause to be transferred to the Services Company substantially all of the assets of the Products Company used primarily in or primarily related to, the Services Business, to cause the assumption by the Services Company of the Assumed Liabilities and to cause the issuance to the Products Company of all of the shares of Common Stock of the Services Company (the "Contribution"), which Contribution in conjunction with the Distribution defined below is intended to qualify for federal income tax purposes as a reorganization pursuant to Section 368(a)(1)(D) of the Code.

                  C. Immediately after the Contribution and as part of the same plan, the Products Company shall distribute or cause to be distributed to the Shareholder all of the shares of Common Stock of the Services Company owned by the Products Company (the "Distribution") in a distribution that is intended to be tax-free to the Shareholder and the Products Company pursuant to Sections 355(a) and 361(c) of the Code, respectively.

                  D. The Products Company and the Services Company have determined that it is desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and to set forth other agreements that will govern certain other matters prior to or following the Distribution.


                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:


                  "Affiliate" means a person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the person specified; provided that the Products Company and the Services Company (after giving effect to the Reorganization) shall not be deemed to be Affiliates of each other for purposes of this Agreement.

                  "Assumed Liabilities" has the meaning set forth in Section 2.2 hereof.

                  "Assumption Agreement" has the meaning set forth in Section 5.2(b)(iii) hereof.

                  "Bill of Sale" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

                  "Closing" means the consummation of the Reorganization.

                  "Closing Balance Sheet" has the meaning set forth in Section
2.7 hereof.

                  "Closing Date" has the meaning set forth in Section 5.1 hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contributed Assets" means all right, title, and interest of the Products Company on the date hereof in all assets, properties and rights used primarily in or primarily related to the Services Business (other than the Retained Assets), wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, and set forth on SCHEDULE 1.1 hereto (except for consumable assets and other similar assets which are not listed on such Schedule).

                  "Contribution" has the meaning set forth in the "Background" section.

                  "Contribution Date" means the time immediately prior to the Distribution Date.

                  "Contribution Shares" has the meaning set forth in Section 2.5 hereof.

                  "Damages" means any and all losses, liabilities, damages (including, without limitation, any governmental fines or penalties or punitive damages and costs of investigation), settlement payments, deficiencies, judgments, interest, costs and expenses (including, without limitation, attorneys' fees and expenses) including without limitation any of the foregoing relating to, resulting from or arising out of any commenced or threatened action, suit, administrative proceeding, investigation, audit or other proceeding by any person or entity and any settlement or compromise thereof.

                  "Distribution" has the meaning set forth in the "Background" section.

                   "Distribution Date" means the date as of which the Distribution shall be effected as determined by the Board of Directors of the Products Company.

                  "February Balance Sheet" has the meaning set forth in Section
6.1 hereof.

                  "Former Convertible Note" means the $1 million convertible promissory note issued by the Prior Corporation to Mark Baiada and convertible into 700,000 shares of common stock of the Prior Corporation.

                  "Former Options" has the meaning set forth in Section 4.2 hereof.

                  "Former Shareholder Note" has the meaning set forth in Section
4.7 hereof.

                  "GAAP" has the meaning set forth in Section 2.7 hereof.

                  "Indemnified Party" has the meaning set forth in Section 7.2(a) hereof.

                  "Indemnifying Party" has the meaning set forth in Section 7.2(a) hereof.

                  "Intellectual Property Assignment" has the meaning set forth in Section 4.5 hereof.

                  "Intercompany Services Agreement" has the meaning set forth in
Section 4.4 hereof.

                  "ISOs" has the meaning set forth in Section 4.2 hereof.

                  "Lien" has the meaning set forth in Section 2.1 hereof.

                  "Litigation Conditions" has the meaning set forth in Section 7.2(b) hereof.

                  "Opening Balance Sheet" has the meaning set forth in Section
2.7 hereof.

                  "Permitted Encumbrances" has the meaning set forth in Section
2.1 hereof.

                  "PNC Debt" means the indebtedness of the Products Company under the $3 million line of credit, the $235,000 term note and the $300,000 Convertible Software Note, each as reflected on the February Balance Sheet.

                  "Prior Corporation" means Bluestone Consulting, Inc., a New Jersey corporation, which merged with and into the Products Company on March 25, 1997.

                  "Products Business" means the business engaged in by the Products Company prior to the Closing Date in connection with its software products operations, and includes the products, training, marketing, consulting and support groups.

                  "Products Company" means Bluestone Software, Inc., a Delaware corporation, successor to the Prior Corporation.

                  "Products Common Stock" means common stock, par value $.001 per share, of the Products Company.

                  "Products Intercompany Note" has the meaning set forth in
Section 4.8 hereof.

                  "Products Options" has the meaning set forth in Section 4.2 hereof.

                  "Products Shareholder Note" has the meaning set forth in
Section 4.7 hereof.

                  "Products Stock Option Plan" has the meaning set forth in
Section 4.2 hereof.

                  "Products Company Tax Liabilities" means the liabilities of the Products Company set forth in the Tax Allocation Agreement.

                  "Products Transaction Documents" means this Agreement, the Bill of Sale, the Intellectual Property Assignment, the Service Mark Licence Agreement, the Intercompany Services Agreement and the Tax Allocation Agreement.

                  "Reorganization" means collectively, the transactions contemplated pursuant to the provisions of Article II and Article III hereof.

                  "Retained Assets" means those assets, properties and rights of the Products Company that are used in, to be used in, useful to or related to the Services Business which are not intended to be contributed to the Services Company as set forth on SCHEDULE 1.1(B) hereto.

                  "Retained Liabilities" shall have the meaning set forth in
Section 2.3 hereof.

                  "Service Mark Licence Agreement" has the meaning set forth in
Section 4.5 hereof.

                  "Services Business" means the business engaged in by the Prior Corporation prior to the Closing Date in connection with its professional consulting services group and which also includes the central group (accounting, finance, information systems and human resources).

                  "Services Common Stock" means common stock, par value $.001 per share, of the Services Company.

                  "Services Company" means Bluestone Software, Inc., a Delaware corporation.

                  "Services Options" has the meaning set forth in Section 4.2 hereof.

                  "Services Intercompany Note" has the meaning set forth in
Section 4.8 hereof.

                  "Services Records" has the meaning set forth in Section 9.1 hereof.

                  "Services Shareholder Note" has the meaning set forth in
Section 4.7 hereof.

                  "Services Stock Option Plan" has the meaning set forth in
Section 4.2 hereof.

                  "Services Company Tax Liabilities" means the liabilities of the Services Company set forth in the Tax Allocation Agreement.

                  "Services Transaction Documents" means this Agreement, the Service Mark Licence Agreement, the Intercompany Services Agreement and the Assumption Agreement.

                  "Shareholder" means Mr. Mel Baiada.

                  "Stock Purchase Agreement" means the Series A Preferred Stock Purchase Agreement among the Products Company and the investors listed therein.

                  "Tax Allocation Agreement" has the meaning set forth in
Section 8.2 hereof.

                  "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, excise, severance, stamp, premium, windfall profits, social security, unemployment, disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax or governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                  "Tax Returns" means returns, reports, or information returns or statements relating to Taxes (including amendments thereto) required to be filed with the appropriate United States, state, local or foreign tax authority or agency thereof.

                  "Third Party Claim" has the meaning set forth in Section 7.2(a) hereof.

                                   ARTICLE II

                               THE REORGANIZATION

         2.1 TRANSFER OF CONTRIBUTED ASSETS. Subject to the terms and conditions of this Agreement and effective as of the Contribution Date, the Products Company hereby assigns, transfers, delivers and conveys to the Services Company, as a capital contribution, all of its right, title and interest in and to the Contributed Assets, free and clear of all mortgages, pledges, liens, restrictions, encumbrances, tenancies, licenses, encroachments, covenants, rights of way, easements, claims, security interests, charges or any other matter affecting title (collectively "Liens"), except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Products Company, (b) liens for current taxes not yet due and payable, or (c) as disclosed on SCHEDULE 2.1 hereto (collectively, "Permitted Encumbrances").

         2.2 ASSUMPTION OF LIABILITIES. Except for the Retained Liabilities referred to in Section 2.3 hereof, the Services Company hereby assumes and agrees to pay, fully satisfy when due and fully perform when required, all of the Assumed Liabilities. For purposes of this Agreement, "Assumed Liabilities" shall mean all of the liabilities and obligations, whether primary or secondary, direct or indirect, absolute or contingent, arising out of or relating to the Contributed Assets or the Services Business, whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring prior to the Closing Date or thereafter, including any liabilities set forth on
SCHEDULE 2.2 hereto.

         2.3 RETAINED LIABILITIES. Except for the Assumed Liabilities referred to in Section 2.2 hereof, the Products Company hereby retains and agrees to pay, fully satisfy when due and fully perform when required, all of the Retained Liabilities. For purposes of this Agreement, "Retained Liabilities" shall mean all of the liabilities and obligations, whether primary or secondary, direct or indirect, absolute or contingent, arising out of or relating to the Products Business, whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring prior to the Closing Date or thereafter, including any liabilities set forth on SCHEDULE 2.3 hereto.

         2.4 DISPUTE RESOLUTION. In the event that (i) the parties are unable to agree on whether an asset is a Contributed Asset or (ii) the parties are unable to agree on whether a liability is, in whole or part, an Assumed Liability or a Retained Liability, then (x) the Boards of Directors of the Services Company and the Products Company shall meet and attempt in good faith to resolve the differences between the parties, and if no resolution is reached after fifteen
(15) days, (y) the parties shall settle the matter by arbitration before a single arbitrator in the County of Philadelphia (or such other place agreed to by the parties) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All costs associated with such arbitration shall be borne equally by the parties to the dispute, except that each party shall bear the costs of its own attorneys and experts.

         2.5 ISSUANCE OF SERVICES COMMON STOCK. Contemporaneously with the transfer of the Contributed Assets and the assumption of the Assumed Liabilities contemplated herein, the Services Company shall issue, transfer and deliver to the Products Company, as its initial issuance, nine million (9,000,000) shares of Services Common Stock free and clear of all Liens, such transfer to be accomplished by a certificate or certificates registered in the Products Company's name, which will, immediately after such issuance, constitute all of the Services Company's issued and outstanding common stock (the "Contribution Shares").

         2.6 NONASSIGNABLE CONTRACTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise or claim included in the Contributed Assets which is by its terms or by law nonassignable and are set forth on SCHEDULE 2.6 hereto, without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Products Company would, as a matter of law, pass to the Services Company as an incident of the assignments provided for by this Agreement. In order, however, to provide the Services Company the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, the Products Company agrees that on and after the Closing, it will, at the request and under the direction of the Services Company, in the name of the Products Company or otherwise as the Services Company shall specify, take all reasonable actions and do or cause to be done all such things as shall in the reasonable opinion of the Services Company or its counsel be necessary or proper (a) to assure that the rights of the Products Company under such contracts, agreements, permits, franchises and claims shall be preserved for the benefit of the Services Company and (b) to facilitate receipt of the consideration to be received by the Products Company in and under every such contract, agreement, permit, franchise or claim, which consideration shall be held for the benefit of, and shall be delivered to, the Services Company.

         2.7  CLOSING BALANCE SHEET; OPENING BALANCE SHEET.

                   (a) Within sixty (60) days after the Closing, the parties hereto will use their best efforts to have prepared and delivered to the Products Company an audited balance sheet (the "Closing Balance Sheet") of the Products Company as of the close of business on the Closing Date, which balance sheet shall be prepared in accordance with generally accepted accounting principles applied in the United States of America ("GAAP"). The Closing Balance Sheet shall be accompanied by an opinion from Arthur Andersen LLP that the Closing Balance Sheet fairly presents in all material respects the assets and liabilities of the Products Company as of the close of business on the Closing Date in accordance with GAAP.

                   (b) Within sixty (60) days after the Closing, the parties hereto will use their best efforts to have prepared and delivered to the Services Company an audited balance sheet (the "Opening Balance Sheet") of the Services Company as of the close of business on the Closing Date, which balance sheet shall be prepared in accordance with GAAP. The Opening

Balance Sheet shall be accompanied by an opinion from Arthur Andersen LLP that the Opening Balance Sheet fairly presents in all material respects the assets and liabilities of the Services Company as of the close of business on the Closing Date in accordance with GAAP.


                                   ARTICLE III

                                THE DISTRIBUTION

         3.1 DISTRIBUTION OF CONTRIBUTION SHARES. On the Distribution Date, the Products Company shall distribute to Shareholder, a duly executed certificate or certificates representing the Contribution Shares, so that immediately following the distribution, the Shareholder shall be the sole shareholder of the Services Company.


                                   ARTICLE IV

                                OTHER AGREEMENTS

         4.1 MARK BAIADA CONVERTIBLE NOTE. The Services Company has agreed that one-half of the principal amount of the Former Convertible Note shall be an Assumed Liability under Section 2.2 hereof. Accordingly, at Closing (i) the Former Convertible Note shall be amended and restated to reflect that the principal amount due thereunder shall be in the amount of $500,000 as evidenced by an amended and restated convertible and subordinated note issued by the Products Company, such note to be convertible into 700,000 shares of Products Common Stock; and (ii) the Services Company shall issue a convertible and subordinated note in the principal amount of $500,000, which note shall be convertible into 700,000 shares of Services Common Stock.

         4.2 REPLICATION OF STOCK OPTION PLAN. Prior to the Closing Date, the 1996 Incentive and Non-Qualified Stock Option Plan of the Prior Corporation (the "1996 Plan") will be assumed by the Products Company (the "Products Stock Option Plan"). On or prior to the Closing Date, the Services Company will adopt a stock option plan (the "Services Stock Option Plan") substantially similar to the Products Stock Option Plan. In exchange for agreeing to the cancellation of outstanding options granted by the Prior Corporation pursuant to the terms of the 1996 Plan (the "Former Options") and agreeing to execute new confidentiality agreements, holders of Former Options shall be granted (i) options to purchase the same number of shares of Products Common Stock as under the Former Options ("Products Options") and (ii) options to purchase the same number of shares of Services Common Stock as under the Former Options (the "Services Options"). Option holders who are employed by the Products Company after the Closing Date shall receive Products Options that are intended to be incentive stock options within the meaning of Section 422 of the Code ("ISOs") and Services Options that are non-qualified stock options. Option holders who are employed by the Services Company after the Closing Date shall receive Services Options that are intended to be ISOs and Products Options that are non-qualified stock options.

         4.3 TRANSFER OF EMPLOYEES. Effective as of the Closing Date, each employee of the Services Business shall cease to be an employee of the Products Company, and shall become an employee of the Services Company unless he or she choose not to accept such employment in which case his or her employment shall terminate altogether. The Services Company shall establish and maintain such compensation and benefit arrangements as it may determine from time to time. The Services Company and Products Company shall cooperate in the transfer of employee records, coordination of compensation systems, and continuity of benefit arrangements, including vacation, 401(k) and profit sharing, sick pay and disability, health plans, and all other material benefit arrangements.

         4.4 INTERCOMPANY SERVICES. As a condition to the execution of this Agreement and simultaneous herewith, the Products Company and the Services Company shall enter into and execute an Intercompany Services Agreement, substantially in the form of EXHIBIT 4.4 hereto (the "Intercompany Services Agreement").

         4.5 INTELLECTUAL PROPERTY. As condition to the execution of this Agreement and simultaneous herewith, the Products Company and the Services Company shall enter into and execute an Intellectual Property Assignment, substantially in the form of EXHIBIT 4.5(I) hereto (the "Assignment"), and an Service Mark Licence Agreement, substantially in the form of EXHIBIT 4.5(II) hereto (the "License Agreement").

         4.6 CUSTOMER AND PROSPECT DATABASE. During the one (1) year period following the Closing, each of the Products Company and the Services Company shall use its best efforts to equitably separate and divide ownership of the customer and prospect database (known internally as "BEDROCK") jointly owned by the parties hereto. After such division, each company shall have sole right, title and interest to its database.

         4.7 SHAREHOLDER NOTES. On the Closing Date, the $403,066.37 Promissory Note, dated as of December 31, 1994, issued by the Prior Corporation to the Shareholder (the "Former Shareholder Note") will be canceled, and in consideration therefore (a) the Services Company will issue to the Shareholder a $107,495 promissory note (the "Services Shareholder Note"), and (b) the Products Company will issue to the Shareholder a $250,000 promissory note (the "Products Shareholder Note"). The Products Shareholder Note will subsequently be contributed to capital of the Products Company in exchange for the issuance of 263,158 shares Series A Preferred Stock in accordance with the Stock Purchase Agreement.

         4.8 INTERCOMPANY NOTES. On the Closing Date, the Products Company will issue to the Services Company a $500,000 promissory note (the "Products Intercompany Note") in connection with the allocation of indebtedness for borrowed money between the companies. On the closing of the Stock Purchase Agreement, the Services Company will issue to the Products Company a promissory note in the amount of the fees and expenses incurred and payable by the Services Company in accordance with Section 8.1 hereof (the "Services Intercompany Note"), which fees and expenses will be paid by the Products Company on the Services Company's behalf.

         4.9 PNC DEBT. On the Closing Date, the Services Company and the Products Company shall enter into an assignment and assumption agreement assigning to the Services Company its allocable portion of the PNC Debt, in the amounts set forth on SCHEDULE 2.2 hereto. The Products Company shall retain the PNC Debt in the amounts set forth on SCHEDULE 2.3 hereto. Subsequent to the assignment and assumption of the PNC Debt, each of the parties will enter into amended and restated financing documents with PNC reflecting the allocation of the PNC Debt.


                                    ARTICLE V

                                     CLOSING

         5.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing under this Agreement (the "Closing") will take place concurrently with the execution and delivery of this Agreement, at 10:00 a.m. on the date of this Agreement, at the offices of Pepper, Hamilton & Scheetz, 1235 Westlakes Drive, Suite 400, Berwyn, Pennsylvania 19312, or at such other time, date or location as shall be agreed upon by the parties hereto. The date at which the Closing occurs is sometimes referred to herein as the "Closing Date".

         5.2  DELIVERIES AND PROCEEDINGS AT CLOSING.

                  (a) DELIVERIES TO THE SERVICES COMPANY. The Products Company hereby delivers to the Services Company the following:

                           (i) a Bill of Sale and instrument of Assignment with
respect to the Contributed Assets, duly executed by the Products Company, substantially in the form of EXHIBIT 5.2(A)(I) hereto (the "Bill of Sale");

                           (ii) the Intercompany Services Agreement, duly
executed by the Products Company;

                           (iii) the Assignment, duly executed by the Products
Company;

                           (iv) the License Agreement, duly executed by the
Products Company; (v) the Tax Allocation Agreement, duly executed by the Products Company; and

                           (vi) all such other instruments of conveyance as
shall, in the reasonable opinion of the Services Company and its counsel, be necessary to vest in the Services Company good, valid and, marketable title to the Contributed Assets in accordance with Section 2.1 hereof.

                  (b) DELIVERIES BY THE SERVICES COMPANY TO THE PRODUCTS COMPANY. The Services Company hereby delivers to the Products Company the following:

                           (i) a stock certificate or certificates representing
the Services Common Stock, free and clear of all Liens, registered in the name of the Products Company and appropriately legended;

                           (ii) the Intercompany Services Agreement, duly
executed by the Services Company;

                           (iii) an assumption agreement, duly executed by the
Services Company, substantially in the form of EXHIBIT 5.2(B)(III) hereto (the "Assumption Agreement");

                           (iv) the License Agreement, duly executed by the
Services Company; and

                           (v) the Tax Allocation Agreement, duly executed by
the Services Company.

                  (c) DELIVERIES BY THE PRODUCTS COMPANY TO THE SHAREHOLDER. The Products Company shall deliver to the Shareholder a duly executed certificate or certificates representing the Contribution Shares, duly registered in the Shareholder's name and appropriately legended.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF THE SERVICES COMPANY

         The Services Company hereby represents and warrants to the Products Company as follows:

         6.1 FEBRUARY BALANCE SHEET. The unaudited balance sheet of the Prior Corporation as of February 28, 1997 (the "February Balance Sheet") fairly presents the financial condition of the Prior Corporation as of such date, subject to normal year-end adjustments. The February Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis, except that the February Balance Sheet may not contain all footnotes required by GAAP. Since the date of the February Balance Sheet, the Products Company has not incurred any material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business consistent with past practices (other than extensions of trade payables), (ii) liabilities incurred under the PNC financing documents, or (iii) as disclosed in the Disclosure Letter to the Series A Preferred Stock Purchase Agreement among the Products Company and the investors listed therein.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION.

                  (a) INDEMNIFICATION BY THE PRODUCTS COMPANY. The Products Company shall indemnify the Services Company and its directors, officers and other Affiliates and hold the Services Company and its directors, officers and other Affiliates harmless from and against any and all Damages relating to, arising out of or resulting from:

                           (i) any material misrepresentation or any material
breach of any representation or warranty made by the Products Company in this Agreement or any material failure to comply with any covenant made by the Products Company in this Agreement;

                           (ii) any Retained Liabilities; or

                           (iii) any Products Company Tax Liabilities.

                  (b) INDEMNIFICATION BY THE SERVICES COMPANY. The Services Company shall indemnify the Products Company and its directors, officers and other Affiliates, and hold the Products Company and its directors, officers and other Affiliates harmless from and against any and all Damages relating to, arising out of or resulting from:

                           (i) any material breach of any representation or
warranty made by the Services Company in this Agreement or any material failure to comply with any covenant made by the Services Company in this Agreement;

                           (ii) any Assumed Liabilities; or

                           (iii) any Services Company Tax Liabilities.

                  (c) LIMITATION OF INDEMNIFICATION. Notwithstanding anything to the contrary contained herein, no claim for indemnification under this Article VII may be brought after the second anniversary of the Closing Date.

         7.2 THIRD PARTY CLAIM INDEMNIFICATION PROCEDURES.

                  (a) A party seeking indemnification pursuant to this Article VII (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

                  (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that: (i) such Third Party Claim involves (and continues to involve) solely monetary damages; (ii) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (iii) the Indemnifying Party makes adequate provision to satisfy reasonably the Indemnified Party of the Indemnifying Party's ability to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (the conditions set forth in clauses (i), (ii) and (iii) are collectively referred to as the "Litigation Conditions"); and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, then the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.2(b), then the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided however that if (A) the Litigation Conditions cease to be met, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

                  (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

                  (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or which grants any injunctive or equitable relief. The Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (e) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

         7.3 REMEDIES CUMULATIVE. Except as herein expressly provided, the remedies provided herein shall be cumulative and are not exclusive and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.


                                  ARTICLE VIII

                             TAX AND EXPENSE MATTERS


         8.1 CERTAIN TAXES AND EXPENSES. The Services Company shall pay all sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes with respect to transfer of the Contributed Assets. The Products Company shall pay the audit fees of Arthur Andersen LLP in connection with the audit of the financial statements for the fiscal years ended December 31, 1995 and 1996. The Products Company shall pay the fees and expenses of Ernst & Young LLP and Blank Rome Comisky & McCauley for the applicable accounting and legal services rendered in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement. The Services Company shall pay the fees and expenses of Arthur Andersen LLP (other than the audit fees) and the fees and expenses of Pepper, Hamilton & Scheetz LLP for the applicable accounting and legal services rendered in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement. At the Closing the Products Company shall pay all transaction fees incurred by each of the Products Company and the Services Company and referred to in this Section 8.1. The Services Company shall concurrently therewith issue to the Products Company the Services Intercompany Note.

         8.2 TAX RETURNS AND OTHER FILINGS. Each of the Services Company and the Products Company shall agree: (i) to report the Contribution and Distribution as a transaction described in Section 368(a)(1)(D) of the Code and the Distribution as a transaction described in Section 355 of the Code on all Tax Returns and other filings, (ii) to take no position inconsistent therewith or with the consummation of such transactions, and (iii) to file or cause to be filed all Tax Returns for which it is responsible hereunder on a timely basis (including any extensions thereof).

         8.3 TAX ALLOCATIONS. As a condition of the execution of this Agreement, the Parties shall execute a tax allocation agreement, substantially in the same form of EXHIBIT 8.2 hereto (the "Tax Allocation Agreement"), which agreement shall set forth the manner in which taxes shall be allocated between the parties.

         8.4 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the Services Company and the Products Company represents, warrants and covenants to the other that it has no present plan or intention to take any action (including without limitation, in the case of the Services Company, the cessation of the Services Business or the sale or disposition of the Contributed Assets other than in the ordinary course of business, and in the case of the Products Company, the cessation of the Products Business or the sale or disposition of the Retained Assets or the assets of the Products Company other than in the ordinary course of business) or cause any condition to exist, that would disqualify (i) the Contribution and Distribution as a transaction described in Section 368(a)(1)(D) of the Code; or (ii) the Distribution as a tax-free distribution under Section 355 of the Code.

         8.5 FAILURE TO QUALIFY. If any of the transactions fails to qualify as tax-free under the applicable Code Section as a result of a breach or violation of a representation, warranty or covenant set forth in this Agreement by a party hereto, then the party breaching or violating the representation, warranty or covenant shall be solely responsible for any taxes resulting from such breach or violation.

                                   ARTICLE IX

                               ADDITIONAL MATTERS

         9.1 ACCESS TO INFORMATION.

                  (a) On the Closing Date, or as soon thereafter as practicable, the Products Company will deliver to the Services Company all original agreements, documents, books, records and files relating solely to the Services Business (collectively, "Services Records") in its possession, except that the Products Company may retain any federal Tax Returns. After the Closing, the Services Company will retain all Services Records required to be retained pursuant to obligations imposed by any applicable law. On the Closing Date, or as soon thereafter as practicable, the Products Company will deliver to the Services Company copies of all agreements, documents, books, records and files relating that are common to both the Services Business and the Products Business.

                  (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Services Records, relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Services Records, in each case only to the extent reasonably requested by such other parties in connection with Tax and financial reporting matters (including without limitation any Tax Return relating to state or local real property transfer or gains taxes), legal proceedings or governmental investigations; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information. The parties hereto will cooperate with each other in the conduct of any tax audit, claim for refund of income taxes, or similar proceedings involving or otherwise relating to any of the Contributed Assets (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.1.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 CONSTRUCTION. The parties hereto have jointly participated in the negotiation and drafting of this Agreement and the instruments of transfer contemplated hereby. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the instruments of transfer contemplated hereby shall be construed as if drafted jointly by and between the Services Company and the Products Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the exception is described on the Schedule with reasonable particularity.

         10.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by facsimile transmission (with confirmation postmarked on the same day), by overnight courier service or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

                  If to the Products Company:

                  Bluestone Software, Inc.
                  1000 Briggs Road
                  Mount Laurel, NJ  08054
                  Fax: (609) 727-3833
                  Attention: Mr. Mel Baiada

                  If to the Services Company, to:

                  Bluestone Consulting, Inc.
                  1000 Briggs Road
                  Mount Laurel, NJ  08054
                  Fax: (609) 727-3833
                  Attention: Mr. Thomas Ballezzi, Chief Operating Officer

         10.3 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that either party may assign its rights hereunder.


         10.4 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In connection with any dispute arising between the parties under this Agreement, and without limiting Section 2.4 hereof, each party hereto consents to the exclusive jurisdiction and venue of any federal or state court located in the State of New Jersey, and each party hereby waives any claim it may have at any time to FORUM NON CONVENIENS with respect to such venue.

         10.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any benefit, right or remedy.

         10.6 FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by any other party hereto in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. To the extent payments are received by any party hereto that properly belong to any other party hereto on or after the date hereof, the parties hereto agree to promptly remit such amounts to the appropriate party.

         10.7 AMENDMENT AND WAIVER. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may extend the time for the performance of any of the obligations of the other party; waive any inaccuracies in representations and warranties by the other party; waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party; and waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         10.9 HEADINGS. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.






                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.


                                 BLUESTONE CONSULTING, INC.



                                 By /s/ Mel Baiada
                                   --------------------------
                                    Name: Mel Baiada
                                    Title: President



                                 BLUESTONE SOFTWARE, INC.



                                 By /s/ Mel Baiada
                                   --------------------------
                                    Name: Mel Baiada
                                    Title: President